Blue Sphere Corporation 8-K

 Exhibit 14.1

CODE OF ETHICS

OF

BLUE SPHERE CORPORATION

I.	Objectives

Blue Sphere Corporation (the “Company”) is committed to the highest level of ethical behavior. The Company’s business success depends upon the reputation of the Company and its directors, officers, and employees to perform with the highest level of integrity and principled business conduct.

This Code of Ethics (“Code”) applies to all directors, officers, and employees of the Company, including the Company’s principal executive officer and principal financial officer (collectively, the “Covered Persons”). All Covered Persons are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section XI. This Code is designed to deter wrongdoing and to promote all of the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “Commission”), and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the protection of the Company's assets, including corporate opportunities and confidential information;

•	fair dealing practices;

•	the prompt internal reporting to an appropriate person or persons identified herein for receiving notice of violations or potential violations of this Code; and

•	accountability for adherence to this Code.

Current versions of the Code will be maintained on the Company’s website and distributed periodically to all Covered Persons. Compliance with the Code is, first and foremost, the individual responsibility of every Covered Person.

This Code is not intended to cover every applicable law, or to provide answers to all questions that might arise. The Company relies on each person’s sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct. Other Company policies may also apply to particular conduct, including the Insider Trading Policy and the Anti-Harassment Policy.

II.	Honest and Ethical Conduct

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each Covered Person must always conduct himself or herself in an honest and ethical manner. Each Covered Person must act with the highest standards of personal and professional integrity in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in course of performing his or her job.

III.	Conflicts of Interest

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when a Covered Person (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a Covered Person (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer (or their family members) are expressly prohibited.

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described herein.

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, an Executive Vice President of the Company. If the Executive Vice President is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Executive Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board of Directors.

IV.	Compliance With Applicable Laws, Rules And Regulations

Full compliance with the letter and the spirit of all applicable governmental laws, rules, and regulations, and applicable rules and listing standards of any securities exchange on which the Company’s securities may be listed, is one of the foundations on which this Company’s ethical policies are built. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules, regulations, and listing standards, it is important to know enough to determine when to seek advice from appropriate personnel or outside advisors.

V.	Trading on Inside Information

Inside information includes any non-public information, whether favorable or unfavorable, that investors generally consider important in making investment decisions. Examples include financial results not yet released, imminent regulatory approval/disapproval of an alliance, or other significant matter such as the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about a business. No material inside information obtained as the result of employment at, or a director’s service on the Board of Directors of, the Company may be used for personal profit or as the basis for a direct or indirect ‘tip’ to others, unless such information has previously been made generally available to the public, and even in such circumstances, such information may be subject to other duties.

For more information, refer to the Company’s Insider Trading Policy.

VI.	Rules to Promote Full, Fair, Accurate, Timely and Understandable Disclosure

As a public company, the Company has a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about the Company’s financial condition and results of operations. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. Further, it is the Company’s policy to promote full, fair, accurate, timely, and understandable disclosure in all of the Company's reports required to be filed with or submitted to the Commission, as required by applicable laws, rules, and regulations then in effect, and in other public communications made by the Company.

Covered Persons may be called upon to provide or prepare necessary information to ensure that the Company’s public reports are complete, fair, and understandable. The Company expects Covered Persons to take this responsibility seriously and to provide accurate information related to the Company’s public disclosure requirements.

All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to the Company’s books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. Covered Persons shall maintain all Company books and records in accordance with the Company’s established disclosure controls and procedures and internal controls for financial reporting, as such controls may be amended from time to time.

The Company is committed to develop and operate a system of internal controls over financial reporting and to ensure all internal transactions are properly authorized and recorded and compliant with all applicable laws. The internal controls include but are not limited to written policies and procedures, examination and monitoring, budget control, and other inspection and settlement. The Company is committed to developing and operating a system of disclosure procedures to ensure that all information is disclosed in accordance with applicable rules and regulations.

All Covered Persons must cooperate fully with the Company’s accounting and audit personnel, as well as the Company’s independent public accounts and counsel.

VII.	Protection and Proper Use of Company Assets

Covered Persons should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have an adverse impact on the Company and its profitability. Company assets may only be used for legitimate Company business purposes. The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records, and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

VIII.	Corporate Opportunities

Covered Persons are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information, or position, or using Company assets, property, information, or position for personal gain. Covered Persons have a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

IX.	Confidentiality

Covered Persons must maintain the confidentiality of non-public, proprietary information regarding the Company, its customers, suppliers, or partners, and shall use that information only to further the business interests of the Company, except where disclosure or other use is authorized by the Company or legally permitted or mandated. Nothing in this Code shall be construed to restrict a Covered Person from reporting suspected wrongdoing to the Commission.

X.	Competition and Fair Dealing

The Company seeks to outperform its competitors fairly and honestly. The Company does not seek competitive advantages through illegal or unethical business practices. Each Covered Person shall endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, and employees. No Covered Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff, and (v) does not violate any laws or regulations. Please discuss with an Executive Vice President of the Company any gifts which you are not certain are appropriate.

In addition, the Foreign Corrupt Practices Act (the “FCPA”) prohibits the making of a payment and/or the offering of anything of value to any foreign government official, government agency, political party or political candidate in exchange for a business favor or when otherwise intended to influence the action taken by any such individual or agency or to gain any competitive or improper business advantage. Prohibitions of the FCPA apply to actions taken by all Covered Persons and by all outside parties engaged directly or indirectly by the Company (e.g., consultants, professional advisers, etc.). Given the complexity of the FCPA and the severe penalties associated with its violation, all Covered Persons are urged to contact an Executive Vice President or the Chief Executive Officer at any time with any questions concerning the Company’s and their obligations under and in compliance with the FCPA.

XI.	Reporting and Enforcement

Violation of this Code may result in serious consequences for the Company, its corporate reputation and credibility, and the confidence level of its customers and investors. Sanctions against the Company for criminal or civil wrongdoing could include substantial fines and restrictions on future operations. Individual employees could be required to pay significant fines or be sentenced to prison. Therefore, violations will be taken seriously.

Actions prohibited by this Code involving directors or executive officers must be reported to the Board of Directors. Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to an Executive Vice President of the Company. Violating the Code, even if directed to do so by management, is not justifiable. If a manager solicits actions in violation of this Code, the Covered Person should contact an Executive Vice President of the Company, or if that person is involved in such conduct, the Board of Directors or an appropriate committee thereof. The Company does not tolerate acts of retaliation against any Covered Person who makes a good faith report of known or suspected acts of misconduct or other violations of this Code. After receiving a report of an alleged prohibited action, the Board of Directors or Executive Vice President must promptly take all appropriate actions necessary to investigate, and all Covered Persons are expected to cooperate in any internal investigation of misconduct. If, after such investigation, there is a determination that a violation of the Code has occurred, such determination must be reported to the Board of Directors.

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reprimands, warnings, probation or suspension without pay, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities. Disciplinary action may also be taken against Covered Persons who condone, permit, or have knowledge of illegal or unethical conduct by subordinates and do not take corrective action, and against Covered Persons who make false statements in connection with investigations of violations of this Code.

XII.	Waiver of the Code

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any request for a waiver of any provision of this Code must be in writing and addressed to the Board of Directors.

Any waiver of this Code may be made only by the independent directors on the Board of Directors, or by an authorized committee of the Board of Directors comprised solely of independent directors, and will be disclosed as required by law, Commission regulations, and the rules and listing standards of any securities exchange on which the Company’s securities may be listed.

XIII.	Dissemination and Amendment

This Code shall be distributed to each employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company, and to each Covered Person on an annual basis. The Company reserves the right to amend, alter, or terminate this Code at any time for any reason.

Acknowledgement of Receipt and Review

I, ________________________________, acknowledge that I have received and read a copy of Blue Sphere Corporation’s Code of Ethics. I understand the contents of the Code of Ethics and I agree to comply with the policies and procedures set out in the Code of Ethics.

I understand that I should approach an Executive Vice President or the Chief Executive Officer if I have any questions about the Code of Ethics generally or any questions about reporting a suspected conflict of interest or other violation of the Code of Ethics.

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